STOCK OPTION AGREEMENT
                     (Non-employee Director)

WITNESSETH:

RECITALS

     A. The Board of Directors of the Company has adopted the Company's 1991 Restated Stock Option Plan (as amended and restated through March 29, 1995) (the "Plan") for the purpose of attracting and retaining the services of selected key employees (including officers and directors), and consultants and other independent contractors who contribute to the financial success of the Company or its parent or subsidiary corporations.

     B. Optionee is a non-employee Director of the Company who is to render valuable services to the Company or its parent or subsidiary corporations, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company's grant of a non-qualified stock option.

     C. Capitalized terms not otherwise defined herein shall have the same meaning as assigned to them under the Plan.

     NOW, THEREFORE,  it is hereby agreed as follows:

          1. Grant of Option. Subject to and upon the terms and conditions wet forth in this Agreement, the Company hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of the Company's Common Stock (the "Optionee Shares") as is specified in the Grant Notice. The Optionee Shares shall be purchasable from time to time during the option term at the option price per share (the "Option Price") specified in the Grant Notice.

          2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5 or Paragraph 7.

          3.   Option Nontransferable: Exception.   This option
shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.

          4. Dates of Exercise. This option shall become exercisable for the Optionee Shares in one or more installments as is specified in the Grant Notice. As the option becomes exercisable in one or more installments, the installments shall accumulate and the option shall remain exercisable for such installments until the Expiration Date or the sooner termination of the option term under Paragraph 5 or Paragraph 6 of this Agreement.

          5. Accelerated Termination of Option Term. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should one of the following provisions become applicable.

          (i) Except as otherwise provided in subparagraph (ii) or (iii) below, should Optionee cease to remain in Service, then the period for exercising this option shall be reduced to a three (3) month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such three (3) month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (ii) Should Optionee die while this option is outstanding, then the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the law of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be exercisable upon the earlier of (A) the expiration of the twelve (12) month period measured from the date of Optionee's death or (B) the Expiration Date. Upon the expiration of such twelve (12) month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (iii) Should Optionee become permanently disabled and cease by reason thereof to remain in Service, then the Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date. Optionee shall be deemed to be permanently disabled if Optionee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) consecutive months or more, unable to perform his/her usual duties for the Company or the parent or subsidiary corporation retaining his/her services. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (iv) During the limited period of exercisability applicable under subparagraphs (i), (ii) or (iii) above, this option may be exercised for any or all of the Optionee Shares for which this option is, at the time of the Optionee's cessation of Service, exercisable in accordance with the exercise schedule specified in the Grant Notice and the provisions of Paragraph 6 of this Agreement.

          (v) For purposes of this Paragraph 5 and for all other purposes under this Agreement.

               (1) The Optionee shall be deemed to remain in Service for so long as the Optionee continues to render periodic services to the Company or any parent or subsidiary corporation, whether as an Employee, a non-employee member of the board of directors, or an independent contractor or consultant.

               (2)  The Optionee shall be deemed to be an
     Employee of the Company and to continue in the Company's employ for so long as the Optionee remains in the employ of the Company or one or more of its parent or subsidiary corporations.

               (3) A corporation shall be considered to be a subsidiary corporation of the Company if it is a member of an unbroken chain of corporations beginning with the Company, provided each such corporation in the chain (other than the last corporation) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (4) A corporation shall be considered to be a parent corporation of the Company, if it is a member of an unbroken chain ending with the Company, provided each such corporation in the chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          6.   Acceleration of Option.

          A. Upon the first occurrence of any of the following events (such an "Acceleration Event"):

          (i) the merger, consolidation or reorganization of the Company into or with another corporation or other legal person, if as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction by reason of their ownership of voting stock of the Company;

          (ii) the sale or transfer of the Company of all or substantially all of its assets to another corporation or other legal person, if as a result of such sale or transfer less than 60% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer by reason of their ownership of voting stock of the Company;

          (iii)     the filing of a report on Schedule 13D or
     Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

          (iv) if during any period of two consecutive years, individuals who, at the beginning of such period constituted the directors of the Company, cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a voter of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period; or then the exercisability of this option shall, to the extent it is not otherwise at the time fully exercisable, be automatically accelerated so that such option shall immediately become fully exercisable with respect to the Optionee Shares and may be exercised for all or any portion of such shares.

          B. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          7. Adjustment in Optionee Shares. In the event any change is made to the Common Stock issuable under the Plan by reason of any (i) Acceleration Event or (ii) stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments shall be made to (I) the class and/or number of Optionee Shares subject to his option and (II) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder. In the event of any such Acceleration Event, the Plan Administrator may provide in substitution for any or all outstanding options under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. The purpose of the foregoing provisions shall be to preclude the enlargement or dilution of rights and benefits under the outstanding options.

          8. Privilege of Stock Ownership. The holder of this option shall not have any of the rights of a shareholder with respect to the Optionee Shares until such individual shall have exercised the option and paid the Option Price.

          9.   Manner of Exercising Option.

          A. In order to exercise this option with respect to all or any part of the Optionee Shares for which this option, is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

          (i) Execute and deliver to the Secretary of the Company a notice of exercise (the "Notice of Exercise") in substantially the form of Exhibit B to the Grant Notice.

               (ii) Pay the aggregate Option Price for
          the purchased shares in one or more of the following alternative forms:

          1.   full payment in cash or check;

               2. full payment in shares of Common Stock of the Company which have been owned by the Optionee (i) more than one year if previously acquired upon exercise of an incentive stock option or (ii) more than six months if previously acquired otherwise at Fair Market Value on the Exercise Date (as such terms are defined below);

               3. full payment in a combination of (i) shares of Common Stock of the Company which have been owned by the Optionee (a) more than one year if previously acquired upon exercise of an incentive stock option or (b) more than six months if previously acquired otherwise at Fair Market Value on the Exercise Date and (ii) cash or check;

               4. payment effected through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide irrevocable written instructions to the designated broker-dealer to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the aggregate Option Price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company by reason of such purchase and (ii) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such broker-dealer, in order to complete the sale transaction<F1>;

[FN]<F1> If the Optionee is at the time subject to the short-swing profit restrictions of the Federal securities laws, the special sale and remittance procedure may be utilized to the extent, that such utilization (i) would not otherwise result in a violation of such restrictions or (ii) is, if the Optionee is a non-employee, permissible under applicable regulations of the Federal Reserve Board.

               5. payment with any other property acceptable to the Plan Administrator which has a fair market value on the Exercise Date equal to the option price and serves as valid consideration for issuance of the Corporation's Common Stock under Delaware law; or

               6. any other form which the Plan Administrator may, in its discretion, approve at the time of exercise in accordance with the provisions of Paragraph 15 of this Agreement.

          B. For purposes of this Agreement, the Fair Market Value of a share of Common Stock on any relevant date shall be determined in accordance with subparagraphs (i) through (iii) below, and the Exercise Date shall be the date on which the executed Notice of Exercise is delivered to the Company. Except to the extent the sale and remittance procedure of clause (ii) 4 is utilized, payment of the Option Price for the purchased shares must accompany the Exercise Notice.

          (i) If the Common Stock is not on the date in question listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value shall be the mean between the highest bid and lowest asked prices (or if such information is available, the closing selling price) per share of Common Stock on such date in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the common stock on the date in question, then the mean between the highest bid and lowest asked prices (or closing selling price) on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

               (ii) If the Common stock is on the date
          in question listed or admitted to trading on any stock exchange, then the Fair Market
          Value shall be the closing selling price per share of Common Stock on such date on the stock exchange determined by the Plan
          Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

               (iii)     If the Common Stock is on the
          date in question neither listed or admitted to trading on any stock exchange nor traded in the over-the-counter market, then the Fair
          Market Value shall be determined by the Plan
          Administrator after taking into account such factors as the Plan Administrators shall deem appropriate.

          C. As soon after the Exercise Date as practical, the Company shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for, with the appropriate legends affixed thereto.

          D. In no event may this option be exercised for any fractional shares.

          10.  Compliance with Laws and Regulations.

          A. The exercise of this option and the issuance of Optionee Shares upon such exercise shall be subject to compliance by the Company and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Company's Common Stock may be listed at the time of such exercise and issuance.

          B. In connection with the exercise of this option, Optionee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of Federal and State securities laws.

          11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3 or 6, the provision of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Company.

          12.  Liability of Company.

          A. If the Optionee Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of Article Four Section III of the Plan.

          B. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

          13. No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason whatsoever, with or without cause.

          14. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company in care of the Corporate Secretary at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          15. Loans. The Plan Administrator may, in its absolute discretion and without any obligation to do so, assist the Optionee in the exercise of this option by (i) authorizing the extension of a loan to the Optionee from the Company or (ii) permitting the Optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any such loan or installment method of payment (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

          16. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. all decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

          17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

          18.  Satisfaction of Tax withholding.

          Optionee hereby agrees to make appropriate arrangements with the Company or parent or subsidiary corporation employment Optionee for the satisfaction of any Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option.

          19.  Tax Withholding.

          A. The Company's obligation to deliver shares of common stock and/or cash upon the exercise of this option or any related stock appreciation right shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

          B. Optionee may elect to have the Company withhold from the shares of Common Stock acquired under this option one or more of such shares with an aggregate Fair Market Value equal to the designated percentage (any multiple of 5% up to 100% as specified by the Optionee) of the Federal and State income taxes incurred in connection with the acquisition of such shares. In lieu of the direct withholding provisions of this Subparagraph B, Optionee may also hereby elect to deliver shares of Company Stock to the Company in satisfaction of the Federal and State tax liability incurred in connection with the exercise of this option.

          C. Each such tax withholding election shall be subject to the following terms and conditions:

          (i) The election must be made on or before the date the amount of the Federal and State income tax liability incurred in connection with the acquisition of the shares is determined (the "Tax Determination Date").

          (ii) The election shall be irrevocable.

          (iii) The election shall be subject to the approval of the Plan Administrator, and no shares of Common Stock shall be accepted in satisfaction of the applicable taxes except to the extent the election is approved by the Plan Administrator.

          (iv) The shares of Common Stock to be withheld pursuant to the election shall be valued on the Tax Determination
     Date in accordance with the Fair Market Value provisions of Paragraph 9.B.

          (v)  In no event may be Optionee's requested
     withholding exceed the dollar amount of the Federal and State income taxes incurred in connection with the acquisition of Common Stock under this option.

          D. If Optionee is a Section 16(b) Insider at the time the election is to be made, then the following limitations, in addition to the provisions of Subparagraph B. above, shall also be applicable.

          (i) The election may only be made with respect to shares of Common Stock acquired hereunder after this option has been outstanding for a period of at least six (6) months after the Grand Date.

          (ii) The election must be made either (A) six (6) months or more prior to the Tax Determination Date or (B) concurrently with the exercise of the option during any quarterly "window" period beginning on the third (3rd) business day following the date of public release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth (12th) business day following such release date.

COMPLETE WITH DOCUMENT WHEN EXERCISING AN OPTION FOR FULLY VESTED
SHARES

NOTICE OF EXERCISE OF STOCK OPTION



     I hereby notify Quantum Health Resources, Inc. (the "Company") that I elect to purchase __________ shares of Common Stock of the Company (the "Purchased Shares") pursuant to that certain option (the "Option") granted to me on ______________, 19__ to purchase up to ______ shares of the Company's Common Stock at an option of $__________ per share (the "Option Price") the fair market value of a share of the Company's Common Stock as of the date hereof.

     Concurrently with the delivery of this Exercise Notice to the Secretary of the Company, I hereby pay to the Company the Option Price for the Purchased Shares in accordance with the provisions of my agreement with the Company evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

______________________             _________________________
Date                               Optionee


                         Address:  _________________________

                                   _________________________


Print name in exact manner
it is to appear on the stock
certificate:
__________________________

Address to which certificate
is to be sent, if different
from address above.
___________________________
                                   ___________________________
                                   ___________________________


Social Security Number:
___________________________